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                                                                      EXHIBIT 99



L I F E P O I N T
H O S P I T A L S,  I N C.

FOR IMMEDIATE RELEASE

CONTACT:  PAULA HUTSON
          COMMUNICATIONS MANAGER
          615-372-8500

                          LIFEPOINT HOSPITALS ACQUIRES
                        PUTNAM COMMUNITY MEDICAL CENTER

                  -------------------------------------------
          SIGNS DEFINITIVE AGREEMENT TO SELL RIVERVIEW MEDICAL CENTER

Brentwood, Tennessee (June 15, 2000) - LifePoint Hospitals, Inc. (NASDAQ:LPNT) today announced the acquisition of Putnam Community Medical Center in Palatka, Florida, from HCA - The Healthcare Company.

     James M. Fleetwood, Jr., chairman and chief executive officer of LifePoint Hospitals, said, "This transaction is consistent with our long-term operating strategy and complements our existing group of non-urban hospitals. We look forward to working closely with the physicians, employees, and management at Putnam Community Medical Center to provide excellent healthcare to its community."

     Putnam Community Medical Center is a 141-bed, acute care facility that has more than 500 employees, 90 medical staff members, and serves North Central Florida in 20 specialties. The facility is accredited by the Joint Commission on Accreditation of Healthcare Organizations.

     The Company also announced that it has signed a definitive agreement to sell 103-bed Riverview Medical Center in Gonzales, Louisiana, to a subsidiary of Our Lady of the Lake Regional Medical Center of Baton Rouge, Louisiana. This sale is expected to close in the third quarter, subject to certain conditions, including governmental and regulatory approvals.

     "We believe that Our Lady of the Lake's close proximity to the growing Ascension Parish will allow it to serve as a wonderful partner with Riverview, and that Riverview will continue to serve as an important community asset," said Fleetwood.

     LifePoint Hospitals, Inc. was established in May 1999 as a spin-off to the shareholders of HCA - The Healthcare Company, the nation's largest hospital and healthcare system. LifePoint owns and operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in the community. LifePoint's non-urban operating strategy offers potential for significant operational improvement by focusing on quality patient care, supporting physicians, creating excellent workplaces for employees, providing community value, and exercising fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint is affiliated with over 6,000 healthcare professionals.


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